Exhibit 10.11
COMPENSATORY ARRANGEMENTS OF CERTAIN EXECUTIVE OFFICERS
On December 17, 2007, the Board of Directors (the “Board”) of Bank of Granite Corporation (the “Company”) and its banking subsidiary, Bank of Granite (the “Bank”), acting upon the recommendation of the Compensation Committee of the Board, approved the base salaries of certain executive officers of the Bank for 2008, with the base salary for the chairman remaining unchanged at his request, the base salary for the president and chief executive officer increasing to $225,000, the base salary for the chief financial officer increasing to $185,000, and the base salary for the chief information officer increasing to $140,000. The base salary for the president and chief executive officer of the Company’ s mortgage banking subsidiary remains under review.
Also, on December 17, 2007, the Board acting upon the recommendation of the Compensation Committee of the Board, agreed that the executive incentive compensation structure for certain executive officers of the Bank for 2008 will remain unchanged from 2007.